Securities and Exchange Commission Washington, D.C. 20549
RE:      STERIS Corporation
Commission File No. 0-20165 1933 Act and 1934 Act Filings

Authorized Representatives

Gentlemen:
The above Company is the issuer of securities registered under Section 12 of the
Securities Exchange Act of 1934. The person signing below confirms, as of the date
appearing opposite his/her signature, that each of the "Authorized
Representatives"
named below is authorized on his/her behalf to sign such statements (on Form 3,
Form 4,
Form 5, Form 144, Schedule 13G, or otherwise) with respect to securities of the
Company
(the "Securities"), and to submit to the Securities and Exchange Commission such filings
 (including reports, notices, and other statements) with respect to the
Securities, as
are required by the Securities Act of 1933, as amended, or the Securities
Exchange Act
of 1934 as amended (collectively, the "Acts"). The person so signing also confirms the
authority of each of the Authorized Representatives to do and perform, on his/her behalf,
any and all acts and things with respect to the Securities requisite or necessary to
assure compliance by the signing person with the filing requirements of the
Acts.
This authority revokes all prior authorities with respect to the Securities previously
executed by the person signing below including but not limited to any such authorities
filed with or given to the Commission by the person signing below. The authority confirmed herein shall remain in effect as to the person signing below until such time
as the Commission shall receive from that person a written communication that terminates
or modifies the authority.

Authorized Representatives

Judith A. Hunter
Dennis P. Patton
Ronald E. Snyder
Michael J. Tokich
J. Adam Zangerle

Dated:  August 15, 2014    By:  __/s/_Richard C. Breeden_________
          Richard C. Breeden